Immediate Release

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850 or mike_sitrick@sitrick.com

Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500 or nate.franke@resources-us.com

Resources Connection, Inc. Announces Regular Quarterly Dividend

IRVINE, Calif., July 20, 2010 – Resources Global Professionals (“Resources Global”), a leading multinational provider of professional services and the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today its Board of Directors has authorized the establishment of a regular quarterly dividend of $0.04 per share payable to shareholders of record on August 18, 2010 and payable September 15, 2010.

On an annualized basis, at the Company’s recent stock price, this dividend represents a dividend yield of approximately 1.2% and anticipates cash usage of approximately $7.4 million per annum based upon the current shares outstanding.

“The establishment of a regular dividend reflects the Board’s confidence in the cash generation capabilities of the Company’s business model, even in a difficult economy,” said Bob Pisano, lead independent director of the Company’s Board of Directors.  “We believe that the payment of a regular dividend, along with the continuance of our stock repurchase plan, gives us the ability to return cash to our shareholders with consistency.”

Resources Global has generated cash from operations of approximately $131.7 million cumulatively over the past three years ended May 29, 2010. The Company ended its fiscal year end, May 29, 2010, with $140.9 million of cash, cash equivalents and short-term investments and no long-term debt on its balance sheet.

“In light of the poor economic conditions in which we have operated over the last two years, we are pleased to have generated strong cash results,” commented Don Murray, chairman and chief executive of Resources. “Our ability to generate cash, in an economic environment that continues to be challenging, will allow us the flexibility of returning cash to our shareholders while being opportunistic on investments for our future growth.”

The Company’s on-going stock repurchase plan has approximately $26.6 million remaining.  During the fiscal year ended May 29, 2010, the Company purchased approximately 496,000 shares for approximately $9.0 million.

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, corporate advisory and strategic communications, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,700 professionals, annually serving 1,800 clients around the world from more than 80 practice offices.

Headquartered in Irvine, California, Resources Global has served 83 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.